UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 16, 2006

SYS
(Exact Name of Registrant as Specified in Charter)

California	000-04169	95-2467354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code		858-715-5500

(None)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 (a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In preparation of the Company’s interim report for the nine month period ended March 31, 2006, the Company determined that the statement of cash flows as previously reported in its interim report for the nine months ended March 25, 2005 understated cash flows from operating activities by approximately $660,000, understated the cash flows used by investing activities by approximately $605,000 and understated cash flows used in financing activities by approximately $55,000.  The net decrease in cash for the nine months ended March 25, 2005 was not misstated. As a result, on May 16, 2006, management and the Audit Committee of the Board of Directors concluded that the Company will have to restate the statement of cash flows in its previously issued financial statements for the nine months ended March 25, 2005 to correct these errors.   Accordingly, the statement of cash flows for the nine months ended March 25, 2005 in such previously issued financial statements should no longer be relied upon. Management of the Company has discussed this conclusion with the Company’s independent registered public accounting firm, KPMG LLP. The Company expects to file the restated financial statements on May 19, 2006 in connection with the filing of its interim report on Form 10-Q for the period ended March 31, 2006.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SYS
(Registrant)

Date: May 19, 2006   By: /s/ Michael W. Fink
Michael W. Fink, Secretary